Exhibit 99.1

Riot Blockchain's Coinsquare Receives Milestone Investment

Coinsquare closes CAD $10.5 million investment from a global asset manager at a CAD $110.5 million Post-Money Valuation

CASTLE ROCK, Colo., Dec. 4th, 2017 — Riot Blockchain, Inc. (Nasdaq: RIOT) (the "Company") today announced that one of its strategic portfolio holdings, goNumerical Ltd (dba "Coinsquare"), has closed a CAD $10.5 million investment at a CAD $110.5 million post-money valuation.  A prominent global asset manager with over a trillion dollars under management led the round with a CAD $10 million investment. goNumerical operates Coinsquare, a leading Canadian digital currency exchange.  The new valuation for Coinsquare is over 3x the valuation from Riot's investment in September, 2017.

Coinsquare has reported profitable operations and has grown over 300% in several different financial metrics since Riot's investment in September.  Although competitor information is not widely available, Riot believes Coinsquare is one of the largest, if not the largest, Canadian digital currency exchange.

"We are thrilled with this latest sign of confidence in Coinsquare, the digital currency market, and the important role Coinsquare is playing in growing this market in Canada," commented John O'Rourke, Chairman and Chief Executive Officer of Riot Blockchain. "Coinsquare was our first strategic investment and is well positioned to continue executing on their lofty ambitions and vision of their CEO, and Riot advisor, Cole Diamond."

The blockchain is a decentralized and encrypted ledger that offers a secure, efficient, verifiable and permanent way of storing records and other information without the need for intermediaries. These protocols are the backbone of numerous digital cryptocurrencies, including Bitcoin, Ethereum and Litecoin. Blockchain protocols have a wide range of use, including processing transactions, accounting, verification and proof of ownership across a far-reaching spectrum of applications.

About Riot Blockchain

Riot Blockchain, Inc. is leveraging its expertise and a network of professional advisors to build and support blockchain technologies.  It is establishing an Advisory Board with technical experience intending to become a leading authority and supporter of blockchain, while providing investment exposure to the rapidly growing Bitcoin and blockchain ecosystems. For more information, visit http://www.RiotBlockchain.com/.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Media Contacts
Karen Chase or Travis Kruse
Russo Partners, LLC
(646) 942-5627
(212) 845-4272
karen.chase@russopartnersllc.com
travis.kruse@russopartnersllc.com

Investor Contact
IR@RiotBlockchain.com